Stimsonite Corporation
                        Computation of Per Share Earnings
                            For the Periods Indicated
                                   (Unaudited)

                                                Quarter Ended                Nine Months Ended                  Year Ended
                                           -----------------------        -----------------------         ----------------------
Description                                9/29/96         10/1/95        9/29/96         10/1/95         9/29/96        10/1/95
-----------                                -------         -------        -------         -------         -------        -------
Average Shares Outstanding               8,823,983       8,919,650      8,844,428       8,914,400       8,858,525      8,911,775

Net additional shares assuming
  dilutive stock options exercised
  and proceeds used to purchase
  treasury shares at fair market
  value                                    143,033         180,640        151,163         184,051         157,906        176,658

Options issued within one year
  prior to the initial filing
  date of  registration statement
  for an initial public offering
  in accordance with Staff
  Accounting Bulletin No. 83                 4,446          25,346         11,461          27,367          13,086         27,265
                                        -----------     -----------    -----------     -----------     -----------    ----------

Average number of common
  shares and common equivalent
  shares outstanding                     8,971,462       9,125,636      9,007,052       9,125,818       9,029,517      9,115,698
                                        ===========     ===========    ===========     ===========     ===========    ==========

Income before
  extraordinary items                   $2,790,000      $2,634,000     $3,862,000      $2,847,000      $3,625,000     $3,904,000

Extraordinary item,
  net of tax benefit                      (332,000)              0       (332,000)              0        (332,000)             0
                                        -----------     -----------    -----------     -----------     -----------    ----------

Net Income                              $2,458,000      $2,634,000     $3,530,000      $2,847,000      $3,293,000     $3,904,000
                                        ===========     ===========    ===========     ===========     ===========    ==========

Per share Information
Income  before extraordinary
  items,  net of tax benefit                 $0.31           $0.29          $0.43           $0.31           $0.40          $0.43

Extraordinary item, net of
  tax benefit                                (0.04)           0.00          (0.04)           0.00           (0.04)          0.00
                                        -----------     -----------    -----------     -----------     -----------    ----------

Net Income                                   $0.27           $0.29          $0.39           $0.31           $0.36          $0.43
                                        ===========     ===========    ===========     ===========     ===========    ==========
